Exhibit 5.2

JONES DAY

3161 Michelson Drive • Suite 800 • Irvine, California 92612

Telephone: +1.949.851.3939 • jonesday.com

May 29, 2026

Newegg Commerce, Inc.

21688 Gateway Center Drive, Suite 300

Diamond Bar, CA 91765

Re: Registration Statement on Form F-3 Filed by Newegg Commerce, Inc.

Ladies and Gentlemen:

We have acted as special United States counsel for Newegg Commerce, Inc., a company incorporated under the laws of the British Virgin Islands (the “Company”), in connection with the issuance and sale from time to time, on a delayed basis, by the Company of up to $250,000,000 in aggregate offering price of: (i) common shares, par value $0.43696 per share, of the Company (the “Common Shares”); (ii) warrants to purchase Common Shares (“Warrants”); and/or (iii) units consisting of Common Shares and Warrants (“Units”), in each case as contemplated by the Registration Statement on Form F-3 as filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”), to which this opinion is filed as an exhibit (as the same may be amended from time to time, the “Registration Statement”). The Common Shares, Warrants and Units are collectively referred to herein as the “Securities.” The Securities may be offered and sold from time to time pursuant to Rule 415 under the U.S. Securities Act of 1933 (the “Securities Act”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Warrants, upon receipt by the Company of such lawful consideration therefor as the Company’s Board of Directors (the “Board”) (or an authorized committee thereof) may determine, will constitute valid and binding obligations of the Company.

2.	The Units, upon receipt by the Company of such lawful consideration therefor as the Board (or an authorized committee thereof) may determine, will constitute valid and binding obligations of the Company.

In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective under the Securities Act (and will remain effective at the time of issuance of any Securities thereunder); (ii) a prospectus supplement describing the terms of the Securities offered pursuant to the Registration Statement, to the extent required by applicable law and the relevant rules and regulations of the Commission, will be timely filed with the Commission; (iii) the resolutions authorizing the Company to issue, offer and sell the Securities will have been adopted by the Board (or an authorized committee thereof) and/or the shareholders of the Company, as applicable, and will be in full force and effect at all times at which the Securities are offered and sold by the Company; (iv) the definitive terms of the Securities will have been established in accordance with all requisite corporate action and applicable law, including British Virgin Islands law; (v) the Company will issue and deliver the Securities in the manner contemplated by the Registration Statement and, for any Securities that consist of Common Shares in whole or in part, such Common Shares will have been authorized and reserved for issuance, in each case within the limits of the then-remaining authorized but unissued and unreserved amounts of such Common Shares; (vi) all Securities will be issued in compliance with applicable federal and state securities laws; and (vii) any Warrant Agreement (defined below) or Unit agreement will be governed by, and construed in accordance with, the laws of the State of New York and will constitute a valid and binding obligation of each party thereto other than the Company.

With respect to any Securities consisting of Warrants, we have further assumed that (i) the warrant agreement, approved by us, relating to the Warrants (the “Warrant Agreement”) to be entered into by the Company and each other party thereto (the “Counterparty”), will have been authorized, executed and delivered by the Company and the Counterparty, and (ii) the Warrants will be authorized, executed and delivered by the Company and the Counterparty in accordance with the provisions of the Warrant Agreement.

With respect to any Securities consisting of Units, we have further assumed that each component of such Unit will be authorized, validly issued, fully paid and nonassessable (to the extent applicable) and will constitute a valid and binding obligation of the Company as contemplated by the Registration Statement and the applicable Unit agreement, if any.

AMSTERDAM ● ATLANTA ● BEIJING ● BOSTON ● BRISBANE ● BRUSSELS ● CHICAGO ● CLEVELAND ● COLUMBUS ● DALLAS DETROIT ● DUBAI ● DUSSELDORF ● FRANKFURT ● HONG KONG ● HOUSTON ● IRVINE ● LONDON ● LOS ANGELES ● MADRID MELBOURNE ● MEXICO CITY ● MIAMI ● MILAN ● MINNEAPOLIS ● MUNICH ● NEW YORK ● PARIS ● PERTH ● PITTSBURGH SAN DIEGO ● SAN FRANCISCO ● SAO PAULO ● SHANGHAI ● SILICON VALLEY ● SINGAPORE ● SYDNEY ● TAIPEI ● TOKYO ● WASHINGTON

We have further assumed that (a) the Company is and will be a British Virgin Islands company existing and in good standing under the laws of the British Virgin Islands, (b) the Warrant Agreement and the underlying Common Shares have been or will have been (i) authorized by all necessary corporate action of the Company and (ii) executed and delivered by the Company under the laws of the British Virgin Islands, (c) the choice of New York law to govern the Warrant Agreement and Unit agreement and any choice of New York forum provisions included in the Warrant Agreement and Unit agreement are valid choices under the laws of the British Virgin Islands, (d) the execution, delivery, performance and compliance with the terms and provisions of the Warrant Agreement and Unit agreement, as applicable, by the Company do not and will not violate or conflict with the laws of the British Virgin Islands or the terms and provisions of the Company’s Memorandum and Articles of Association (including any amendments thereto), or any rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to the Company or its properties.

The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements of representations of officers and other representatives of the Company.

The opinion expressed herein is limited to the laws of the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction, including in particular the laws of the British Virgin Islands.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day